Exhibit 99.1

Cathay General Bancorp Announces Third Quarter 2016 Results

LOS ANGELES, Oct. 19, 2016 /PRNewswire/ -- Cathay General Bancorp (the "Company", NASDAQ: CATY), the holding company for Cathay Bank, today announced net income of $46.1 million, or $0.58 per share, for the third quarter of 2016.

FINANCIAL PERFORMANCE

	Three months ended
	September 30, 2016	June 30, 2016	September 30, 2015
Net income	$46.1 million	$34.8 million	$38.5 million
Basic earnings per common share	$0.58	$0.44	$0.47
Diluted earnings per common share	$0.58	$0.44	$0.47
Return on average assets	1.38%	1.07%	1.23%
Return on average total stockholders' equity	10.30%	8.00%	8.80%
Efficiency ratio	45.05%	62.15%	53.81%

THIRD QUARTER HIGHLIGHTS

  Diluted earnings per share increased 23.4% to $0.58 per share for the third quarter of 2016 compared to $0.47 per share for the same quarter a year ago.
  Total loans increased $487.4 million for the quarter, or 18.5% annualized, to $11.0 billion compared to $10.5 billion at June 30, 2016.

"Our loan growth for the third quarter was the strongest in many years, with the largest increases being $212.8 million, or 15.4% annualized, in commercial mortgage loans, and $182.5 million, or 34.0% annualized, in residential mortgage loans, which included purchases of mortgage pools of $110.9 million. On a year to date basis, loan growth was $847 million or over 11% annualized. Our deposits also increased $429.6 million, or 5.5% annualized, to $10.9 billion," commented Dunson Cheng, Executive Chairman of the Board of the Company.

"Our transaction to acquire Far East National Bank continues to progress and we still expect it to be completed during the first half of 2017," concluded Dunson Cheng.

THIRD QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended September 30, 2016, was $46.1 million, an increase of $7.6 million, or 19.8%, compared to net income of $38.5 million for the same quarter a year ago. Diluted earnings per share for the quarter ended September 30, 2016, was $0.58 compared to $0.47 for the same quarter a year ago.

Return on average stockholders' equity was 10.30% and return on average assets was 1.38% for the quarter ended September 30, 2016, compared to a return on average stockholders' equity of 8.80% and a return on average assets of 1.23% for the same quarter a year ago. The increase is primarily due to the $11.7 million decrease in amortization of investments in alternative energy partnerships.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $6.2 million, or 6.3%, to $103.8 million during the third quarter of 2016 compared to $97.6 million during the same quarter a year ago. The increase was due primarily to an increase in interest income from loans, partially offset by an increase in interest expense from time and other deposits.

The net interest margin was 3.36% for the third quarter of 2016 and 3.37% for the third quarter of 2015. The decrease in the net interest margin for the third quarter of 2016 from 3.38% in the second quarter of 2016, was primarily due to lower interest recoveries and prepayment penalties during the third quarter of 2016.

For the third quarter of 2016, the yield on average interest-earning assets was 4.02%, the cost of funds on average interest-bearing liabilities was 0.89%, and the cost of interest-bearing deposits was 0.70%. In comparison, for the third quarter of 2015, the yield on average interest-earning assets was 4.03%, the cost of funds on average interest-bearing liabilities was 0.87%, and the cost of interest-bearing deposits was 0.67%. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 3.13% for the quarter ended September 30, 2016, compared to 3.16% for the same quarter a year ago.

Reversal for credit losses

Reversal for credit losses was zero for the third quarter of 2016 compared to $1.3 million for the third quarter of 2015. This was based on a review of the appropriateness of the allowance for loan losses at September 30, 2016. A provision or reversal for credit losses represents a charge against or benefit toward current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company's loan portfolio, including unfunded commitments. The following table summarizes the charge-offs and recoveries for the periods indicated:

	Three months ended			Nine months ended September 30,
	September 30, 2016	June 30, 2016	September 30, 2015	2016	2015
	(In thousands)
Charge-offs:
Commercial loans	$ 3,278	$ 6,688	$ 3,310	$ 12,035	$ 6,754
Real estate loans (1)	4,626	945	97	5,830	3,774
Total charge-offs	7,904	7,633	3,407	17,865	10,528
Recoveries:
Commercial loans	$ 2,006	727	606	3,720	3,084
Construction loans	548	47	41	7,871	163
Real estate loans(1)	343	405	648	903	4,336
Total recoveries	2,897	1,179	1,295	12,494	7,583
Net charge-offs	$ 5,007	$ 6,454	$ 2,112	$ 5,371	$ 2,945

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $8.8 million for the third quarter of 2016, a decrease of $400,000, or 3.8%, compared to $9.2 million for the third quarter of 2015.

Non-interest expense

Non-interest expense decreased $6.8 million, or 11.7%, to $50.7 million in the third quarter of 2016 compared to $57.5 million in the same quarter a year ago. The decrease in non-interest expense in the third quarter of 2016 was primarily due to decreases of $11.7 million in amortization of investments in alternative energy partnerships. The efficiency ratio was 45.05% in the third quarter of 2016 compared to 53.81% for the same quarter a year ago.

Income taxes

The effective tax rate for the third quarter of 2016 was 25.5% compared to 23.9% for the third quarter of 2015. The effective tax rate includes the impact of the utilization of low income housing tax credits and alternative energy tax credits.

BALANCE SHEET REVIEW

Gross loans, excluding loans held for sale, were $11.0 billion at September 30, 2016, an increase of $847.0 million, or 8.3%, from $10.2 billion at December 31, 2015, primarily due to increases of $442.8 million, or 8.4%, in commercial mortgage loans, $397.0 million, or 20.5%, in residential mortgage loans, and $73.7 million, or 16.7%, in real estate construction loans partially offset by decreases of $67.9 million, or 2.9%, in commercial loans. The loan balances and composition at September 30, 2016, compared to December 31, 2015, and to September 30, 2015, are presented below:

	September 30, 2016	December 31, 2015	September 30, 2015
	(Dollars in thousands)
Commercial loans	$ 2,248,996	$ 2,316,863	$ 2,362,059
Residential mortgage loans	2,329,402	1,932,355	1,816,464
Commercial mortgage loans	5,743,991	5,301,218	5,275,570
Equity lines	170,022	168,980	174,790
Real estate construction loans	515,236	441,543	405,278
Installment & other loans	2,810	2,493	5,771

Gross loans	$ 11,010,457	$ 10,163,452	$ 10,039,932

Allowance for loan losses	(117,942)	(138,963)	(150,076)
Unamortized deferred loan fees	(5,519)	(8,262)	(9,592)

Total loans, net	$ 10,886,996	$ 10,016,227	$ 9,880,264
Loans held for sale	$ 4,750	$ 6,676	$ -

Total deposits were $10.9 billion at September 30, 2016, an increase of $700 million, or 6.8%, from $10.2 billion at September 30, 2015, and an increase of $430 million, or 4.1% from $10.5 billion at December 31, 2015. The deposit balances and composition at September 30, 2016, compared to December 31, 2015, and to September 30, 2015, are presented below:

	September 30, 2016	December 31, 2015	September 30, 2015
	(Dollars in thousands)
Non-interest-bearing demand deposits	$ 2,246,661	$ 2,033,048	$ 1,978,387
NOW deposits	1,073,436	966,404	901,084
Money market deposits	2,131,190	1,905,719	1,685,943
Savings deposits	633,345	618,164	596,651
Time deposits	4,854,064	4,985,752	5,076,410
Total deposits	$ 10,938,696	$ 10,509,087	$ 10,238,475

ASSET QUALITY REVIEW

At September 30, 2016, total non-accrual loans were $44.4 million, a decrease of $26.8 million, or 37.7%, from $71.2 million at September 30, 2015, and a decrease of $7.7 million, or 14.9%, from $52.1 million at December 31, 2015.

The allowance for loan losses was $117.9 million and the allowance for off-balance sheet unfunded credit commitments was $2.2 million at September 30, 2016, which represented the amount believed by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded commitments. The $117.9 million allowance for loan losses at September 30, 2016, decreased $21.1 million, or 15.1%, from $139.0 million at December 31, 2015. The allowance for loan losses represented 1.07% of period-end gross loans, excluding loans held for sale, and 265.9% of non-performing loans at September 30, 2016. The comparable ratios were 1.37% of period-end gross loans, excluding loans held for sale, and 266.6% of non-performing loans at December 31, 2015. The changes in non-performing assets and troubled debt restructurings at September 30, 2016, compared to December 31, 2015, and to September 30, 2015, are highlighted below:

(Dollars in thousands)	September 30, 2016	December 31, 2015	% Change	September 30, 2015	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ -	$ -	-	$ 2,573	(100)
Non-accrual loans:
Construction loans	5,507	16,306	(66)	16,579	(67)
Commercial mortgage loans	21,077	25,231	(16)	33,214	(37)
Commercial loans	9,251	3,545	161	14,758	(37)
Residential mortgage loans	8,524	7,048	21	6,690	27
Total non-accrual loans:	$ 44,359	$ 52,130	(15)	$ 71,241	(38)
Total non-performing loans	44,359	52,130	(15)	73,814	(40)
Other real estate owned	20,986	24,701	(15)	26,326	(20)
Total non-performing assets	$ 65,345	$ 76,831	(15)	$ 100,140	(35)
Accruing troubled debt restructurings (TDRs)	$ 86,555	$ 81,680	6	$ 89,881	(4)
Non-accrual loans held for sale	$ 4,750	$ 5,944	(20)	$ -	100

Allowance for loan losses	$ 117,942	$ 138,963	(15)	$ 150,076	(21)

Total gross loans outstanding, at period-end (1)	$ 11,010,457	$ 10,163,452	8	$ 10,039,932	10

Allowance for loan losses to non-performing loans, at period-end (2)	265.88%	266.57%		203.32%
Allowance for loan losses to gross loans, at period-end (1)	1.07%	1.37%		1.49%

(1) Excludes loans held for sale at period-end.
(2) Excludes non-accrual loans held for sale at period-end.

Troubled debt restructurings on accrual status totaled $86.6 million at September 30, 2016, compared to $81.7 million at December 31, 2015. These loans are classified as troubled debt restructurings as a result of granting a concession to borrowers. Although these loan modifications are considered troubled debt restructurings under Accounting Standard Codification 310-40 and Accounting Standard Update 2011-02, these loans have demonstrated sustained performance under the modified terms. The sustained performance considered by management includes the periods prior to the modification if the prior performance met or exceeded the modified terms as well as cash paid to set up interest reserves.

The ratio of non-performing assets, excluding non-accrual loans held for sale, to total assets was 0.5% at September 30, 2016, compared to 0.6% at December 31, 2015. Total non-performing assets decreased $11.5 million, or 15.0%, to $65.3 million at September 30, 2016, compared to $76.8 million at December 31, 2015, primarily due to a decrease of $7.7 million, or 14.9%, in non-accrual loans and a decrease of $3.8 million, or 15.0%, in other real estate owned.

CAPITAL ADEQUACY REVIEW

At September 30, 2016, the Company's common equity Tier 1 capital ratio of 12.64%, Tier 1 risk-based capital ratio of 13.67%, total risk-based capital ratio of 14.78%, and Tier 1 leverage capital ratio of 11.91%, calculated under the Basel III capital rules, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a common equity tier 1 capital ratio equal to or greater than 6.5%, a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2015, the Company's common equity Tier 1 capital ratio was 12.95%, Tier 1 risk-based capital ratio was 14.03%, total risk-based capital ratio was 15.30%, and Tier 1 leverage capital ratio was 11.95%.

YEAR-TO-DATE REVIEW

Net income for the nine months ended September 30, 2016, was $127.1 million, an increase of $7.4 million, or 6.2%, compared to net income of $119.7 million for the same period a year ago. Diluted earnings per share was $1.59 compared to $1.48 per share for the same period a year ago. The net interest margin for the nine months ended September 30, 2016, was 3.39% compared to 3.43% for the same period a year ago.

Return on average stockholders' equity was 9.66% and return on average assets was 1.29% for the nine months ended September 30, 2016, compared to a return on average stockholders' equity of 9.56% and a return on average assets of 1.36% for the same period of 2015. The efficiency ratio for the nine months ended September 30, 2016, was 51.35% compared to 49.13% for the same period a year ago.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its third quarter 2016 financial results. The call will begin at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 95261755. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 34 branches in California, 12 branches in New York State, three in the Chicago, Illinois area, three in Washington State, two in Texas, one in Maryland, one in Massachusetts, one in Nevada, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"); higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions: our pending acquisition of SinoPac Bancorp, including the possibility that any of the anticipated benefits of the proposed acquisition will not be realized or will not be realized within the expected time period; the failure to satisfy conditions to completion of the proposed acquisition or the merger of Cathay Bank and Far East National Bank, including receipt of required regulatory approvals; the failure of the proposed acquisition or the merger of Cathay Bank and Far East National Bank to be completed for any reason; the inability to complete the proposed acquisition or the merger of Cathay Bank and Far East National Bank in a timely manner; the risk that integration of SinoPac Bancorp's and Far East National Bank's operations with those of the Company and Cathay Bank will be materially delayed or will be more costly or difficult than expected; the diversion of management's attention from ongoing business operations and opportunities; the challenges of integrating and retaining key employees; the effect of the announcement of the proposed acquisition on the Company's, SinoPac Bancorp's, Far East National Bank's or the combined companies' respective customer relationships and operating results; the possibility that the proposed acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2015 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CATHAY GENERAL BANCORP CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	Three months ended			Nine months ended September 30,
(Dollars in thousands, except per share data)	September 30, 2016	June 30, 2016	September 30, 2015	2016	2015

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 103,824	$ 101,776	$ 97,646	$ 307,968	$ 280,326
Reversal for credit losses	-	(5,150)	(1,250)	(15,650)	(8,400)
Net interest income after reversal for credit losses	103,824	106,926	98,896	323,618	288,726
Non-interest income	8,811	9,057	9,156	25,409	23,324
Non-interest expense	50,737	68,879	57,471	171,187	149,187
Income before income tax expense	61,898	47,104	50,581	177,840	162,863
Income tax expense	15,808	12,273	12,098	50,756	43,200
Net income	$ 46,090	$ 34,831	$ 38,483	127,084	119,663

Net income per common share
Basic	$ 0.58	$ 0.44	$ 0.47	$ 1.61	$ 1.49
Diluted	$ 0.58	$ 0.44	$ 0.47	$ 1.59	$ 1.48

Cash dividends paid per common share	$ 0.18	$ 0.18	$ 0.14	$ 0.54	$ 0.38

SELECTED RATIOS
Return on average assets	1.38%	1.07%	1.23%	1.29%	1.36%
Return on average total stockholders' equity	10.30%	8.00%	8.80%	9.66%	9.56%
Efficiency ratio	45.05%	62.15%	53.81%	51.35%	49.13%
Dividend payout ratio	30.80%	40.75%	29.94%	33.50%	25.65%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.02%	4.05%	4.03%	4.05%	4.09%
Total interest-bearing liabilities	0.89%	0.89%	0.87%	0.89%	0.87%
Net interest spread	3.13%	3.16%	3.16%	3.16%	3.22%
Net interest margin	3.36%	3.38%	3.37%	3.39%	3.43%

CAPITAL RATIOS	September 30, 2016	December 31, 2015	September 30, 2015
Common Equity Tier 1 capital ratio	12.64%	12.95%	12.89%
Tier 1 risk-based capital ratio	13.67%	14.03%	13.98%
Total risk-based capital ratio	14.78%	15.30%	15.25%
Tier 1 leverage capital ratio	11.91%	11.95%	12.24%
	.

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share data)	September 30, 2016	December 31, 2015	September 30, 2015

Assets
Cash and due from banks	$ 203,877	$ 180,130	$ 196,342
Short-term investments and interest bearing deposits	791,757	536,880	369,829
Securities available-for-sale (amortized cost of $1,283,808 at September 30, 2016, $1,595,723 at December 31, 2015, and $1,378,088 at September 30, 2015)
	1,298,469	1,586,352	1,380,879
Loans held for sale	4,750	6,676	-
Loans	11,010,457	10,163,452	10,039,932
Less: Allowance for loan losses	(117,942)	(138,963)	(150,076)
Unamortized deferred loan fees, net	(5,519)	(8,262)	(9,592)
Loans, net	10,886,996	10,016,227	9,880,264
Federal Home Loan Bank stock	18,900	17,250	17,250
Other real estate owned, net	20,986	24,701	26,326
Affordable housing investments and alternative energy partnerships, net	225,535	182,943	168,276
Premises and equipment, net	106,885	108,924	110,272
Customers' liability on acceptances	13,339	40,335	35,087
Accrued interest receivable	31,868	30,558	29,418
Goodwill	372,189	372,189	373,208
Other intangible assets, net	3,158	3,677	4,108
Other assets	120,080	147,284	158,706

Total assets	$ 14,098,789	$ 13,254,126	$ 12,749,965

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 2,246,661	$ 2,033,048	$ 1,978,387
Interest-bearing deposits:
NOW deposits	1,073,436	966,404	901,084
Money market deposits	2,131,190	1,905,719	1,685,943
Savings deposits	633,345	618,164	596,651
Time deposits	4,854,064	4,985,752	5,076,410
Total deposits	10,938,696	10,509,087	10,238,475

Securities sold under agreements to repurchase	350,000	400,000	400,000
Advances from the Federal Home Loan Bank	700,000	275,000	75,000
Other borrowings for affordable housing investments	17,705	18,593	18,721
Long-term debt	119,136	119,136	119,136
Acceptances outstanding	13,339	40,335	35,087
Other liabilities	166,474	144,197	131,460
Total liabilities	12,305,350	11,506,348	11,017,879
Commitments and contingencies	-	-	-
Stockholders' Equity

Common stock, $0.01 par value, 100,000,000 shares authorized,

87,090,319 issued and 78,879,676 outstanding at September 30, 2016, 87,002,931 issued and 80,806,116 outstanding at December 31, 2015, and 86,916,637 issued and 81,001,822 outstanding at September 30, 2015

	871	870	869
Additional paid-in-capital	886,081	880,822	877,445
Accumulated other comprehensive income/(loss), net	1,903	(8,426)	(2,597)
Retained earnings	1,144,173	1,059,660	1,032,806
Treasury stock, at cost (8,210,643 shares at September 30, 2016, 6,196,815 at December 31, 2015, and 5,914,815 at September 30, 2015)
	(239,589)	(185,148)	(176,437)

Total equity	1,793,439	1,747,778	1,732,086
Total liabilities and equity	$ 14,098,789	$ 13,254,126	$ 12,749,965

Book value per common share	$22.57	$21.46	$21.22
Number of common shares outstanding	78,879,676	80,806,116	81,001,822

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended			Nine months ended September 30,
	September 30, 2016	June 30, 2016	September 30, 2015	2016	2015
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 118,500	$ 115,822	$ 109,943	$ 349,212	$ 315,038
Investment securities	4,850	5,265	6,142	16,974	15,262
Federal Home Loan Bank stock	393	382	524	1,122	2,782
Deposits with banks	412	433	258	1,094	1,105

Total interest and dividend income	124,155	121,902	116,867	368,402	334,187

INTEREST EXPENSE
Time deposits	10,701	10,619	10,407	32,177	28,321
Other deposits	4,212	3,931	3,217	11,783	9,010
Securities sold under agreements to repurchase	3,828	3,934	3,977	11,696	11,836
Advances from Federal Home Loan Bank	134	202	164	442	374
Long-term debt	1,456	1,440	1,456	4,336	4,320

Total interest expense	20,331	20,126	19,221	60,434	53,861

Net interest income before reversal for credit losses	103,824	101,776	97,646	307,968	280,326
Reversal for credit losses	-	(5,150)	(1,250)	(15,650)	(8,400)

Net interest income after reversal for credit losses	103,824	106,926	98,896	323,618	288,726

NON-INTEREST INCOME
Securities gains/(losses), net	1,692	1,655	(16)	3,141	(3,369)
Letters of credit commissions	1,212	1,205	1,455	3,698	4,114
Depository service fees	1,401	1,385	1,409	4,109	4,003
Other operating income	4,506	4,812	6,308	14,461	18,576

Total non-interest income	8,811	9,057	9,156	25,409	23,324

NON-INTEREST EXPENSE
Salaries and employee benefits	22,881	21,501	20,725	71,313	67,804
Occupancy expense	4,734	4,484	4,412	13,587	12,419
Computer and equipment expense	2,337	2,443	3,893	7,360	8,783
Professional services expense	4,999	4,614	3,792	13,981	11,408
Data processing service expense	2,279	2,027	1,895	6,556	5,822
FDIC and State assessments	2,288	2,763	2,403	7,640	6,907
Marketing expense	1,516	1,002	1,436	3,314	3,577
Other real estate owned expense/(income)	(176)	493	250	612	(1,053)
Amortization of investments in low income housing and alternative energy partnerships	5,432	27,400	15,427	35,626	23,277
Amortization of core deposit intangibles	172	173	169	517	493
Other operating expense	4,275	1,979	3,069	10,681	9,750

Total non-interest expense	50,737	68,879	57,471	171,187	149,187

Income before income tax expense	61,898	47,104	50,581	177,840	162,863
Income tax expense	15,808	12,273	12,098	50,756	43,200
Net income	$ 46,090	$ 34,831	$ 38,483	127,084	119,663

Net income per common share:
Basic	$ 0.58	$ 0.44	$ 0.47	$ 1.61	$ 1.49
Diluted	$ 0.58	$ 0.44	$ 0.47	$ 1.59	$ 1.48

Cash dividends paid per common share	$ 0.18	$ 0.18	$ 0.14	$ 0.54	$ 0.38
Basic average common shares outstanding	78,865,860	78,846,237	81,475,288	79,147,839	80,422,711
Diluted average common shares outstanding	79,697,069	79,619,883	82,285,478	79,902,846	81,105,190

CATHAY GENERAL BANCORP AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

	Three months ended
(In thousands)	September 30, 2016		June 30, 2016		September 30, 2015

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$ 10,670,253	4.42%	$ 10,441,941	4.46%	$ 9,855,450	4.43%
Taxable investment securities	1,303,598	1.48%	1,293,490	1.64%	1,488,655	1.64%
FHLB stock	17,268	9.05%	17,250	8.91%	17,250	12.05%
Deposits with banks	294,292	0.56%	358,944	0.49%	149,153	0.69%

Total interest-earning assets	$ 12,285,411	4.02%	$ 12,111,625	4.05%	$ 11,510,508	4.03%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,060,065	0.17%	$ 1,013,028	0.17%	$ 880,209	0.17%
Money market deposits	2,117,831	0.66%	2,017,867	0.65%	1,721,394	0.60%
Savings deposits	627,912	0.16%	630,042	0.17%	632,466	0.15%
Time deposits	4,651,593	0.92%	4,707,847	0.91%	4,868,908	0.85%
Total interest-bearing deposits	$ 8,457,401	0.70%	$ 8,368,784	0.70%	$ 8,102,977	0.67%
Securities sold under agreements to repurchase	378,261	4.03%	400,000	3.96%	400,000	3.94%
Other borrowed funds	107,203	0.50%	166,191	0.49%	114,998	0.57%
Long-term debt	119,136	4.86%	119,136	4.86%	119,136	4.85%
Total interest-bearing liabilities	9,062,001	0.89%	9,054,111	0.89%	8,737,111	0.87%

Non-interest-bearing demand deposits	2,254,123		2,106,062		1,795,938

Total deposits and other borrowed funds	$ 11,316,124		$ 11,160,173		$ 10,533,049

Total average assets	$ 13,263,385		$ 13,090,024		$ 12,436,281
Total average equity	$ 1,779,852		$ 1,750,936		$ 1,735,149

	Nine months ended,
(In thousands)	September 30, 2016		September 30, 2015

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$ 10,468,328	4.46%	$ 9,425,705	4.47%
Taxable investment securities	1,384,019	1.64%	1,337,791	1.53%
FHLB stock	17,256	8.69%	22,905	16.24%
Deposits with banks	272,690	0.54%	147,206	1.00%

Total interest-earning assets	$ 12,142,293	4.05%	$ 10,933,607	4.09%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,013,129	0.17%	$ 838,976	0.16%
Money market deposits	2,020,725	0.65%	1,634,848	0.60%
Savings deposits	626,200	0.16%	582,632	0.15%
Time deposits	4,752,938	0.90%	4,541,376	0.83%
Total interest-bearing deposits	$ 8,412,992	0.70%	$ 7,597,832	0.66%
Securities sold under agreements to repurchase	392,701	3.98%	401,099	3.95%
Other borrowed funds	119,348	0.49%	118,091	0.42%
Long-term debt	119,136	4.86%	119,136	4.85%
Total interest-bearing liabilities	9,044,177	0.89%	8,236,158	0.87%

Non-interest-bearing demand deposits	2,131,741		1,710,823

Total deposits and other borrowed funds	$ 11,175,918		$ 9,946,981

Total average assets	$ 13,109,225		$ 11,765,599
Total average equity	$ 1,757,592		$ 1,673,954

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

Logo - http://photos.prnewswire.com/prnh/20140822/138939

CONTACT: Heng W. Chen, (626) 279-3652